EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. ANNOUNCES ACQUISITION OF
SPECIALTY PET FOOD INGREDIENT OPERATION

IRVING, Texas, October 5, 2018 -- Darling Ingredients Inc. (NYSE: DAR) (the “Company”) today announced that it has acquired substantially all the assets of Triple - T Foods Arkansas, Inc., including a wet pet food ingredient operation in Springdale, AR, along with a cold storage operation in Rogers, AR. The acquisition further expands Darling’s premium protein business for the growing pet food industry.

“Triple - T Foods is an excellent strategic fit with Darling’s growing specialty pet food ingredient portfolio,” said Mr. Randall C. Stuewe, Darling Ingredients Chairman and CEO. “Triple - T has established a long history of providing quality proteins into the high-end pet food markets, and we look forward to building upon that reputation. We expect this acquisition to be accretive immediately and to add customer depth to our other wet pet food operations in Nebraska and Kentucky,” concluded Mr. Stuewe.

ABOUT DARLING

Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, nutraceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients.  In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments and disposal services for waste solids from the wastewater treatment systems of industrial food processing plants. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements regarding Darling Ingredients' business opportunities and anticipated results of operations. Please bear in mind that forward-looking information is subject to many risks and uncertainties, and actual results may differ materially from what is projected. Many of these risks and uncertainties are described in Darling's annual report on Form 10-K for the year ending December 30, 2017 and our other filings with the SEC. Forward-looking statements in this press release are based on our current expectations and beliefs and we do not take any duty to update any of the forward-looking statements made in this press release or otherwise.

For More Information, contact:
Melissa A. Gaither, V.P. Investor Relations	251 O'Conner Ridge Blvd., Suite 300
& Global Communications	Irving, Texas 75038
Phone: 972-717-0300